Prospectus Supplement No. 3                     Filed Pursuant To Rule 424(b)(3)
(To Prospectus Dated June 25, 1999)                   Registration No. 333-79059

                                 $250,000,000

                          EXODUS COMMUNICATIONS, INC.

   5% Convertible Subordinated Notes Due March 15, 2006 and 5,473,150 shares of Common Stock Issuable Upon Conversion of the Notes

                               ----------------

 This prospectus supplement relates to the resale by the holders of 5% Convertible Subordinated Notes due March 15, 2006 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

 This prospectus supplement should be read in conjunction with the prospectus dated June 25, 1999 and the prospectus supplements dated July 6, 1999 and August 5, 1999, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

 The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:





                                         Principal Amount      Common Stock                     Common Stock
                                             of Notes              Owned                         Owned After
                                        Beneficially Owned     Prior to the     Common Stock    Completion of
Name                                       and Offered (1)    Offering (1)(2)    Offered (2)      Offering
-------------------------------------------------------------------------------------------------------------
Deutsche Bank Securities Inc.                20,200,000            442,230         442,230               0
-------------------------------------------------------------------------------------------------------------
Family Service Life Insurance                   300,000              6,567           6,567               0
 Company
-------------------------------------------------------------------------------------------------------------
Goldman Sachs and Company                    23,123,000          1,271,273(3)      506,222         765,051
-------------------------------------------------------------------------------------------------------------
Guardian Life Insurance Company of            7,000,000            153,248         153,248               0
 America
-------------------------------------------------------------------------------------------------------------
Guardian Pension Trust                          200,000              4,378           4,378               0
-------------------------------------------------------------------------------------------------------------
Island Holdings                                   2,000                 48              48               0
-------------------------------------------------------------------------------------------------------------
Merrill Lynch Pierce Fenner & Smith             130,000              2,846           2,846               0
 Inc.
-------------------------------------------------------------------------------------------------------------

--------
(1) Includes common stock into which the notes are convertible.

(2) Assumes a conversion price of 21.8926 shares per $1,000 principal amount of

(3) Includes an additional number of shares of our common stock held by the security holder subject to the conversion of our 4 3/4% convertible subordinated notes due July 15, 2008 in an amount equal to the number set forth in the column entitled "Common Stock Owned After Completion of the Offering".

 Investing in our Common Stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus.

                               ----------------

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                               ----------------

    The date of this prospectus supplement is May 25, 2000.